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Exhibit 12.1

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Ratio of Earnings to Fixed Charges

	Years Ended December 31
	1997	1998	1999	2000	2001
	(in thousands except ratio)
Pretax earnings from continuing operations	$4,751	$7,935	$7,654	$24,758	$61,365
Fixed charges
Interest expense	829	1,959	2,090	3,570	8,610
Capitalized interest	40	448	351	626	1,172

Total fixed charges	869	2,407	2,441	4,196	9,782
Less capitalized interest	(40)	(448)	(351)	(626)	(1,172)

	829	1,959	2,090	3,570	8,610
Adjusted earnings	$5,580	$9,894	$9,744	$28,328	$69,975
Ratio of earnings to fixed charges	6.42	4.11	3.99	6.75	7.15

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31
	1997	1998	1999	2000	2001
	(in thousands except ratio)
Pretax earnings from continuing operations	$4,751	$7,935	$7,654	$24,758	$61,365
Fixed charges
Interest expense	829	1,959	2,090	3,570	8,610
Capitalized interest	40	448	351	626	1,172
Preferred stock dividends	400	—	—	2,929	—

Total fixed charges	1,269	2,407	2,441	7,125	9,782
Less capitalized interest	(40)	(448)	(351)	(626)	(1,172)

	1,229	1,959	2,090	6,499	8,610
Adjusted earnings	$5,980	$9,894	$9,744	$31,257	$69,975
Ratio of earnings to fixed charges	4.71	4.11	3.99	4.39	7.15

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  Exhibit 12.1